Exhibit 99.1

STONE ENERGY CORPORATION

Announces Definitive Agreement with Anadarko for Acquisition of Pompano Field Working Interest

LAFAYETTE, LA. May 10, 2012

Stone Energy Corporation (NYSE: SGY) today announced the signing of a definitive agreement with Anadarko Petroleum Corporation, which provides for the acquisition by Stone of Anadarko’s 25% working interest in the five block deep water Pompano field in Mississippi Canyon, a 22% working interest in Mississippi Canyon Block 29, and a 10% working interest in portions of MC 72. The purchase price under the agreement is $67 million in cash plus the assumption of asset retirement obligations, subject to customary closing adjustments. Current net production from the Pompano field attributable to this acquisition is approximately 1,000 barrels of oil per day and 3 million cubic feet of natural gas per day. Stone’s estimate of proved reserves attributable to this acquisition is approximately 5.9 million barrels of oil equivalent at December 31, 2011. Stone’s reserves estimate is based on Netherland Sewell & Associates year-end reserve estimate for Stone’s portion of the Pompano field, proportionately reduced for the different working interest. The acquisition is subject to preferential rights (MC 29 and MC 72 only), due diligence, and other customary closing conditions, and is expected to close by late second quarter of 2012.

Forward Looking Statement

Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks, liquidity risks, political and regulatory developments and legislation, including developments and legislation relating to our operations in the Gulf of Mexico and Appalachia, and other risk factors and known trends and uncertainties as described in Stone’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the SEC. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.

Stone Energy is an independent oil and natural gas exploration and production company headquartered in Lafayette, Louisiana with additional offices in New Orleans, Houston and Morgantown, West Virginia. Our business strategy is to leverage cash flow generated from existing assets to maintain relatively stable GOM shelf production, profitably grow gas reserves and production in price-advantaged basins such as Appalachia and the Gulf Coast Basin, and profitably grow oil reserves and production in material impact areas such as the deep water GOM and onshore oil. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-521-2210 phone, 337-521-9880 fax or via e-mail at CFO@StoneEnergy.com.